Exhibit 10.3

September 29, 2020

Mark A. Velleca, M.D., Ph.D.

1306 N. Duke Street

Durham, NC 27701

Re:Senior Advisor Agreement

Dear Mark:

I am providing this letter agreement (the “Agreement”) to confirm the terms of your senior advisor engagement with G1 Therapeutics, Inc. (the “Company”). We appreciate all of your efforts and contributions to the Company, and look forward to entering into this engagement and continuing our valuable work relationship with each other.

1.Senior Advisor. We anticipate that you shall continue to serve as the Company’s Chief Executive Officer under your Employment Agreement with the Company (as amended, the “Employment Agreement”), then transition to the role of senior advisor to the Company.  You shall perform services as a Senior Advisor for a period of three (3) years, from January 1, 2021 (the “Advisor Start Date”) through December 31, 2023 (the “Senior Advisor Term”). As a Senior Advisor, you shall report to the Company’s Chief Executive Officer (“CEO”), and provide advice and assistance to the CEO and other services as reasonably requested by the CEO. It is anticipated that you shall perform services as a Senior Advisor on average of five (5) hours per week. The Company shall pay you a fee of $200,000.00 annually for your services (the “Senior Advisor Fee”), paid in equal quarterly installments of $50,000.00 in accordance with the Company’s normal practices. In addition, the Company shall reimburse you for business related expenses incurred as a Senior Advisor, pursuant to the terms and conditions of applicable Company policies. You may terminate your services as a Senior Advisor upon one hundred and eighty (180) days’ advance written notice to the Company, or immediately for cause in the event of the material breach by the Company of its obligations hereunder or under any other agreement between you and the Company.  The Company may terminate your services as a Senior Advisor immediately for cause in the event of your gross negligence, willful misconduct, or material breach of your obligations hereunder, provided that you shall have the opportunity to cure any alleged material breach following notice to you describing the basis therefor.

2.Director. You and the Company agree that you shall continue to serve as a member of the Company’s Board of Directors (the “Board”), subject to the terms and conditions of the Company’s standard form Director Agreement and Non-Employee Director Compensation Policy. In such role, you shall receive an annual cash payment for services, but no future equity grants as a director.

3.Equity.  You and the Company acknowledge and agree that you have been granted options to purchase common stock in the Company (the “Options”) prior to the Advisor Start Date, pursuant to the Company’s 2011 Equity Incentive Plan (the “2011 Plan”) and 2017 Equity Incentive Plan (the “2017 Plan”) (collectively, the “Equity Incentive Plans”) and stock option agreements executed by you pursuant thereto. As we have agreed: (a) no additional equity shall be granted to you during the Senior Advisor Term; (b) as a Senior Advisor you shall qualify as a consultant and/or service provider under the Equity Incentive Plans; (c) rights and obligations with respect to vesting and exercise of the Options shall remain subject to the terms and conditions of the Equity Incentive Plans; and (d) continued vesting of outstanding Options shall be subject to your continued compliance with the Continuing Covenants. Notwithstanding the foregoing, in the event of a Change in Control (as defined below), 100% of any unvested portion of the Options shall vest immediately prior to, and subject to, the consummation of the Change in Control. For the purposes of this paragraph, a “Change in Control” means (i) the Company’s merger or consolidation with or into another entity such that the stockholders of the Company prior to such transaction do not or are not expected to own a majority of the voting stock of the surviving entity, (ii) the sale or other disposition of all or substantially all of the assets of the Company, or (iii) the sale or other disposition of greater than fifty percent (50%) of the then-outstanding voting stock of the Company by the holders thereof to one or more persons or entities who are not then stockholders of the Company.

4.Continuing Covenants. We acknowledge and agree that your obligations under your existing confidentiality and intellectual property covenants contained in Sections 6 and 7 of the Employment Agreement and any similar covenants applicable to you (collectively the “Continuing Covenants”) shall remain in effect following the Advisor Start Date pursuant to their terms, which are incorporated herein and shall survive the signing of this Agreement.

5.Acknowledgement and Waiver Regarding Employment Agreement. As stated above, prior to the Senior Advisor Term you shall continue in your role as Chief Executive Officer of the Company under the Employment Agreement.  Your employment with the Company shall conclude on the Advisor Start Date, and your eligibility and entitlements under Company-provided employment plans or programs shall be governed by the terms and conditions of such plans or programs (including, for instance, the impact of employment separation on benefits eligibility). Notwithstanding the foregoing: (a) by signing below, you expressly acknowledge and agree that the execution of this Agreement and the conclusion of your role as Chief Executive Officer as described herein shall not constitute a termination without “Cause” or a resignation for “Good Reason” (as those terms are defined in the Employment Agreement); and (b) by signing below, you expressly waive your right to receive the Separation Benefits described in Section 4 of the Employment Agreement, and acknowledge that such waiver constitutes a valid waiver in writing signed by the waiving party pursuant to Section 10 of the Employment Agreement.  Except as otherwise stated in this Agreement, on the Advisor State Date this Agreement shall supersede the terms of the Employment Agreement, and shall be the sole agreement between you and the Company.

6.Release.  In exchange for the mutual promises and consideration provided in this Agreement, you waive and release your right to assert a legal claim against the Company1/ for any alleged action, inaction or circumstance existing or arising from the beginning of time through the date of this Agreement.  This waiver and release bars any form of legal claim, complaint or other action (jointly “Claims”) against the Company seeking any form of relief, including equitable relief, the recovery of any damages, or any other form of monetary recovery (including, without

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For the purposes of this section, the “Company” shall include G1 Therapeutics, Inc., its divisions, affiliates, parents and subsidiaries, and its and their respective officers, directors, employees, attorneys, agents and assigns.

limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorney’s fees and any other costs), for any alleged action, inaction or circumstance existing or arising through the date of this Agreement. Without limiting the foregoing, you specifically waive and release the Company from any waivable claim arising from or related to your relationship with the Company, including: (i) Claims under any local, state, or federal employment-related statute, regulation, or executive order (as amended) relating to the employment relationship, including but not limited to the Age Discrimination in Employment Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Genetic Information Non-Discrimination Act, the Families First Coronavirus Response Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, COBRA, the Worker Adjustment and Retraining Notification Act, the Lilly Ledbetter Fair Pay Act, the North Carolina Equal Employment Practices Act, the North Carolina Retaliatory Employment Discrimination Act, the North Carolina Persons with Disabilities Protection Act, and any similar North Carolina or other state or federal statute; (ii) Claims under any other statute, regulation or executive order (as amended) relating to terms and conditions of employment, including any North Carolina or other state or federal statute; (iii) Claims under any North Carolina or other state or federal common law theory, including wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of the covenant of good faith and fair dealing, retaliation, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud, or negligence, or any claim to attorneys’ fees under any applicable statute or common law theory of recovery; (iv) Claims to any Separation Benefit described in Section 4 of the Employment Agreement.

For the avoidance of doubt, the release in the above paragraph shall not: (i) include any claims relating to the obligations of the Company under this Agreement; (ii) affect your vested and accrued rights as a participant in the Company’s 401(k) plan or other benefit plan; or (iii) affect your rights with respect to stock option awards as described in this Agreement. In addition, the parties understand that nothing contained in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (the “Government Agencies”), or limits your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information, without notice to Company, or limits your right to receive an award for information provided to any Government Agencies. You understand, however, that, except as limited by the immediately preceding sentence, by signing this Agreement, you waive your right to any monetary recovery in connection with Government Agencies proceedings and your right to file a claim seeking monetary damages in any court, administrative agency or arbitral tribunal.

7.Independent Contractor Status. As a Senior Advisor, you shall be an independent contractor, and you shall not be considered an employee for purposes of any Company employment policy, plan or program. While serving as a Senior Advisor, you shall not act as an agent of the Company, or have authority to bind, represent or speak for the Company, other than as a member of the Board.  The Company shall record Senior Advisor Fee payments on an IRS Form 1099, and shall not withhold any federal, state or local employment taxes from the Senior Advisor Fee on your behalf; you agree to pay such taxes and accept liability for complying with applicable state and federal laws governing self-employed individuals. Please note that you shall be free to provide professional consulting services to individuals or entities other than the Company during the Senior Advisor Term, provided you meet your service obligations to the Company as described herein, and further provided that you may not render services in a manner that violates your legal obligations, including pursuant to the Continuing Covenants.

8.Taxes.  Both parties intend this Agreement to be in compliance with Section 409A of the Internal Revenue Code of 1986 (as amended). The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including, without limitation, related to Code Section 409A.  In the event any payments or benefits are deemed by the IRS to be non-compliant, this Agreement, at your option, shall be modified to the extent practicable, so as to make it compliant by altering the payments or benefits, or the timing of their receipt, provided that no such modification shall increase the Company’s obligations hereunder.

9.General.  The parties acknowledge and agree that, except for the Continuing Covenants, the Equity Incentive Plans and any applicable stock option agreement executed by you pursuant thereto, this Agreement supersedes any prior or contemporaneous oral and/or written agreements between you and the Company relating to the subject matter described herein, and sets forth the entire agreement between you and the Company relating to such subject matter. No modifications hereof shall be deemed valid unless reduced to writing and signed by the parties. The failure of either party to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of such party’s right to seek enforcement of such provision in the future.  This Agreement shall be deemed to have been made in North Carolina and shall be construed in accordance with the laws of North Carolina without giving effect to conflict of law principles.  The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full, provided, however, that if any or all of the release herein is held unenforceable, this Agreement except for such release shall be deemed null and void.

By executing this Agreement, the parties each acknowledge and agree that: (1) the party has carefully read and understood the terms and effects of this Agreement; (2) the party has been afforded sufficient time to understand the terms and effects of this Agreement; (3) the party’s agreements and obligations hereunder are made voluntarily, knowingly and without duress; and (4) neither party or its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

[Signature Page Follows]

[Signature Page to Senior Advisor Agreement]

If this Agreement is acceptable to you, please sign, date and return the enclosed copy of this Agreement to me.

Very Truly Yours,

G1 Therapeutics, Inc.

/s/ James Stillman Hanson

By: James Stillman Hanson

Its: General Counsel

Confirmed and Agreed:

/s/ Mark A. Velleca

Mark A. Velleca, M.D., Ph.D.

Dated: September 29, 2020

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